Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen California Municipal Value Fund 2
811-22272

The annual meeting of shareholders was held in the offices of Nuveen Investments on August 5, 2014; at this meeting the shareholders were asked to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board
Members.

Voting results are as follows:

<c>Common
To approve a new investment management
 agreement

   For
        1,185,561
   Against
             22,204
   Abstain
             60,478
   Broker Non-Votes
           449,717
      Total
        1,717,960


To approve a new sub-advisory agreement.


   For
        1,156,174
   Against
             52,359
   Abstain
             59,710
   Broker Non-Votes
           449,717
      Total
        1,717,960


Proxy materials are herein
incorporated by reference
to the SEC filing on June 16,
2014, under
Conformed Submission Type
14A, accession
number 0001193125-14-236565.